Exhibit 15.3

May 30, 2023

Securities and Exchange Commission

100F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 16F of Form 20-F dated May 30, 2023, of Xinyuan Real Estate Co., Ltd and are in agreement with statements contained in the first to eleventh paragraphs with reference to us therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Union Power HK CPA Limited

Hong Kong